UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 10, 2008
Commission file number: 001-15933
BLUE VALLEY BAN CORP.
(Exact name of registrant as specified in its charter)

Kansas	48-1070996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11935 Riley Overland Park, Kansas	66225-6128
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (913) 338-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (12 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (12 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective November 10, 2008, Bruce A. Easterly has joined Blue Valley Ban Corp.’s (the “Company”) subsidiary, Bank of Blue Valley, as Executive Vice President — Chief Lending Officer. Mr. Easterly will be responsible for all lending and commercial relationships within the Bank. Mr. Easterly has no family relationships with the Company.
Mr. Easterly, 49, most recently served as Executive Vice President and Chief Lending Officer with Valley View State Bank — a $699 million bank in Overland Park, Kansas. While at Valley View State Bank, he was Chief Lending Officer responsible for managing the Commercial and Real Estate Lending Division. Prior to Valley View, he served as 1st VP Senior Commercial Lender with the Bank of Blue Valley (the “Bank”) in Overland Park, KS from April 2002 through August 2008. At the Bank, he was responsible for managing the commercial lending team as well as a $53 million dollar loan portfolio. Mr. Easterly has a BS in Business Economics from Southern Illinois University and a MBA in Finance from DePaul University’s Graduate School of Business.
Mr. Easterly will receive an annual base compensation of $150,000 and a $20,000 one-time signing bonus. Upon his employment, he will receive 375 shares of common stock of Blue Valley Ban Corp. and restricted stock awards of 900 shares of Blue Valley Ban Corp. stock granted in accordance with the 1998 Equity Incentive Plan, amended and restated as of March 14, 2003. Of the 900 shares, 300 shares will vest in 2008, 300 shares will vest in 2010, and 300 shares will vest in 2011. Mr. Easterly will also be eligible to earn between 10% and 75% of his annual base salary as part of the Company’s annual incentive compensation plan if the Company meets specific return on equity targets. He will also be eligible to participate in the long term retention bonus plan and other employee plans generally available to officers of the Bank.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blue Valley Ban Corp.
Date: November 10, 2008	By:	/s/ Mark A. Fortino
Mark A. Fortino,
Chief Financial Officer